Exhibit 4a

EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway] [West Des Moines, Iowa 50266] [(866) 526-0995]

[www.eagle-lifeco.com]

SINGLE PREMIUM INDEX-LINKED DEFERRED ANNUITY CONTRACT

This contract is a legal agreement between you (the owner) and us (Eagle Life Insurance Company®). The consideration for this contract is the attached application and payment of the premium on or before the issue date.

We will pay this contract’s benefits, subject to the provisions of this contract. This contract will end on the date any death benefit has been paid, or as otherwise provided herein.

RIGHT TO RETURN THIS CONTRACT

If you are not satisfied with this contract for any reason, you may cancel this contract by returning it to us or the agent who sold you this contract within 20 days from the date you receive it. If this contract replaced another contract, you have 30 days from the date you receive this contract to return it. If you return this contract within the specified time, we will refund an amount equal to your adjusted daily contract value (unless applicable state law requires the refund amount to be the premium, in which case we will refund an amount equal to your premium) and cancel this contract. The contract will then be considered void as if it had never been issued.

Shari Wood	Graham Day
Secretary	President

THIS IS A SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH INDEX-

LINKED INTEREST OPTIONS.

WHILE VALUES MAY BE AFFECTED BY EXTERNAL INDICES,

THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENT.

THIS CONTRACT INCLUDES A FREE WITHDRAWAL PROVISION.

THIS IS A NON-PARTICIPATING CONTRACT. NO DIVIDENDS WILL BE PAID.

There is a risk of loss and loss may be greater in the event of a withdrawal, death, annuitization, transfer or surrender prior to the end of a segment term. Any gains may be limited and are not guaranteed. The adjusted daily segment values may reflect a negative return even if the index increases, may reflect a positive return even if the index decreases, and may be lower than the amount available at the beginning of the segment term.

READ THIS CONTRACT CAREFULLY!

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TABLE OF CONTENTS

CONTRACT DATA	3

DEFINITIONS	5

OWNERSHIP	7
OWNER	7
ASSIGNMENT	7
BENEFICIARY	7
PAYEE	7

INTEREST CREDITING	7
FIXED ACCOUNT	7
INDEXED OPTIONS	8
DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO AN INDEX	8
TRANSFER OF VALUES	8

CONTRACT VALUES	8
ADJUSTED DAILY CONTRACT VALUE	8
ADJUSTED DAILY SEGMENT VALUES	8
SURRENDER VALUE	9

WITHDRAWALS AND SURRENDERS	9
WITHDRAWALS	9
IMPACT ON SEGMENT CREDITING BASE	9
FREE WITHDRAWALS	9
WITHDRAWAL CHARGES	9
REQUIRED MINIMUM DISTRIBUTIONS	10
SURRENDERS	10

DEATH OF OWNER OR ANNUITANT	10
DEATH OF OWNER BEFORE THE MATURITY DATE	10
DEATH OF OWNER ON OR AFTER THE MATURITY DATE	10
DEATH OF ANNUITANT BEFORE THE MATURITY DATE	11
DEATH OF ANNUITANT ON OR AFTER THE MATURITY DATE	11

DEATH BENEFIT	11
VALID CLAIM	11
DEATH BENEFIT AMOUNT	11
BENEFICIARY OPTIONS	11
INTEREST ON DELAYED PAYMENT OF DEATH BENEFIT	12
DEATH OF BENEFICIARY	12

CONTRACT MATURITY	12
MATURITY DATE	12
ANNUITY PAYMENTS	12

SETTLEMENT OPTIONS	12
OPTION 1: INCOME FOR A SPECIFIED PERIOD	12
OPTION 2: SINGLE LIFE INCOME	12
OPTION 3: SINGLE LIFE INCOME WITH INCOME FOR A SPECIFIED PERIOD	13
OPTION 4: JOINT AND SURVIVOR INCOME	13
OPTION 5: JOINT AND SURVIVOR INCOME WITH INCOME FOR A SPECIFIED PERIOD	13
DEFAULT SETTLEMENT OPTION	13

GENERAL PROVISIONS	13
ENTIRE CONTRACT	13
SEPARATE ACCOUNT	13
ANNUAL STATEMENT OF VALUES	13
INCONTESTABILITY	13
MISSTATEMENT OF AGE OR SEX	13
NOTIFICATION OF DEATH	14
MINIMUM VALUES	14
PREMIUM TAXES	14
COMPLIANCE WITH LAW	14

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DEFINITIONS

Following is a list of terms and their meanings as used in this contract, including any riders or endorsement. Defined terms are italicized throughout this contract.

Adjusted daily contract value means the amount available for withdrawal from your contract prior to the maturity date. Your adjusted daily contract value is calculated as shown in the CONTRACT VALUES section.

Adjusted daily segment value means the value of a strategy segment on any day other than the segment end date. The adjusted daily segment value for each strategy segment is calculated as shown in the CONTRACT VALUES section.

Age means age as of last birthday.

Allocation options means the interest crediting options available under this contract. Each allocation option credits interest according to the specific crediting strategy it employs.

Annuitant(s) means the person(s) on whose life or lives annuity payments are based. You cannot change the annuitant(s). If this is a non-qualified contract and the owner is a natural person, you may name up to two annuitants.

Annuity payments means the series of payments we make to the payee during the payment phase of this contract based on the settlement option you select on the maturity date.

Beneficiary means the person(s) or entity(ies) you designate to receive any death benefit or remaining guaranteed annuity payments after your death under this contract.

Business day means a day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4:00 p.m. Eastern Time.

Company (or “we,” “us,” or “our”) means Eagle Life Insurance Company.

Contract anniversary means the same date each year as the issue date.

Contract year means each 12-month period beginning and ending on each contract anniversary. The first contract year begins on the issue date.

Crediting strategy means the methodology employed by an allocation option to calculate and credit interest. This contract provides one fixed interest crediting strategy and one or more index-linked crediting strategies attached to this contract by a strategy endorsement.

Data pages means the pages of this contract that contain information specific to you, the annuitant, and the benefits under this contract.

Death benefit means the benefit we will pay if you die before the maturity date.

Fixed account means the allocation option that employs a fixed interest crediting strategy.

Free withdrawal means the amount you may withdraw each contract year without incurring any withdrawal charges.

Good order means in a form acceptable to us and containing complete and sufficiently clear information such that we do not need to exercise any discretion to process the request or instruction.

Home office means the company office located at the address listed on page 1 of your contract or as we otherwise communicate to you.

Index means a financial market index that is used in calculating interest credits within an index segment. The index applicable to each allocation option is shown on the schedule of allocation options.

Indexed option means an allocation option that employs an index-linked crediting strategy. Each indexed option is a combination of a crediting strategy, an index, and a segment term.

Index segment means a strategy segment created under an indexed option.

Issue date means the date this contract begins. The issue date is shown on the data pages.

Maturity date means the date on which the payment phase of this contract begins. The latest possible maturity date is shown on the data pages.

Minimum adjusted contract value allowed means the lowest adjusted daily contract value required to keep this contract in force. This amount is shown on the data pages.

Notice or notify means any request, instruction, or other communication from you which (i) is received by us, (ii) we determine to be in good order, and (iii) we accept.

Payee means you or the person or entity you designate to receive annuity payments.

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Premium means the amount paid to us to establish this contract. This amount is shown on the data pages.

Schedule of allocation options means the pages of your contract which show the allocation options available on the issue date, along with their respective components.

Segment crediting base means, with respect to each strategy segment, the value used to calculate interest credits on the segment end date. The segment crediting base is the amount allocated to a strategy segment on the segment start date, reduced proportionally for any withdrawals during the segment term. The segment crediting base is not available for withdrawal.

Segment start date means the date on which a segment term begins.

Segment end date means the date on which a segment term ends.

Segment term means the period of time during which interest is calculated and credited to a strategy segment. Each segment term begins on the segment start date and ends on the segment end date. The length of a segment term is determined by the specific allocation option selected.

Spouse means the person to whom you are legally married.

Strategy endorsement means a separate document attached to your contract which includes additional terms related to an index-linked crediting strategy.

Strategy segment means each portion of your adjusted daily contract value in the same allocation option that shares the same segment start date and segment end date. References throughout your contract to strategy segments include both index segments and the fixed account unless expressly stated otherwise.

Surrender means termination of this contract in exchange for the surrender value.

Surrender value means the amount we will pay you if this contract is surrendered on or before the maturity date. The surrender value is calculated as shown in the CONTRACT VALUES section below.

Valid claim means all documentation, as described under the DEATH BENEFIT section of this contract, which we require before we will pay the death benefit. To qualify as a valid claim, such required documentation must be received at our home office and in good order.

Withdrawal charge means the amount we deduct from your adjusted daily contract value when you request a partial withdrawal or full surrender during a time when withdrawal charges apply. Withdrawal charges are calculated as shown in the WITHDRAWALS AND SURRENDERS section of this contract.

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OWNERSHIP

OWNER

This contract belongs to you. Only you, the owner, may exercise rights under this contract. If this is a non-qualified contract, you may designate a joint owner. All rights of ownership under this contract apply equally to both owners. References throughout this contract to “you” or “your” refer to the owner and any joint owner. If the owner is not a natural person, a joint owner is not permitted.

If this is a non-qualified contract, prior to the maturity date, you may change the owner of this contract by sending us notice. If the beneficiary designation in effect is irrevocable, the beneficiary must also consent to the change of ownership. Unless you specify otherwise, the ownership change will take effect on the date we receive your notice. We reserve the right to refuse your request to change the owner if we receive your notice more than 10 days after you signed it. We are not liable for any payments we make or actions we take before we receive your notice. Ownership changes may result in adverse tax consequences. Please consult a tax advisor. A change of ownership does not change the annuitant.

ASSIGNMENT

If this is a non-qualified contract, prior to the maturity date, you may request to assign or transfer some or all of your contract rights by submitting notice. Any request to assign or transfer rights under your contract is subject to our consent and approval. We may refuse to consent to assignments at any time on a non-discriminatory basis. We will not consent if the assignment would violate or result in non-compliance with any applicable state or federal law or regulation. Upon consent, we will record the assignment, subject to our approval guidelines. Unless you specify otherwise, the change will take effect on the date we receive the notice.

If the beneficiary designation in effect is irrevocable, the beneficiary must also consent to any assignment. We are not liable for any payments we make or actions we take before we receive your notice. Assignments may result in adverse tax consequences. Please consult a tax advisor. We are not responsible for the validity or sufficiency of any assignment.

BENEFICIARY

You named the beneficiary(ies) on the application. The beneficiary does not have any rights in or to this contract or any amounts payable under this contract until the death benefit becomes payable as specified in this contract. See the section on DEATH OF OWNER OR ANNUITANT for more details.

Multiple Beneficiaries. If you name more than one beneficiary, each beneficiary will share the death benefit equally, unless you specify otherwise on the application or by providing us notice.

Change of Beneficiary. Before the death benefit becomes payable, you may change the beneficiary by submitting notice. If the beneficiary designation in effect is irrevocable, the beneficiary must also consent. Unless you specify otherwise, the change will take effect on the date we receive your notice. We reserve the right to refuse your request to change the beneficiary if we receive the notice more than 10 days after you signed it or if we receive the notice after your death. We are not liable for any payments we make or actions we take before we receive your notice.

PAYEE

The payee receives the annuity payments under this contract. You may change the payee by submitting notice. Unless you specify otherwise in the notice, the change will take effect on the date we receive your notice. We are not liable for any payments we make or actions we take before we receive your notice.

INTEREST CREDITING

On the issue date, you may allocate your premium among any combination of the available allocation options, which include the fixed account and one or more indexed options. The fixed account calculates and credits interest based on a fixed interest crediting strategy. Each indexed option calculates and credits interest based on an index-linked crediting strategy. If you do not notify us how to allocate your premium, we will allocate your entire premium to the fixed account.

FIXED ACCOUNT

Interest is compounded and credited to the fixed account daily based on a declared fixed rate. Interest rates are calculated as effective annual rates based on the number of days in the applicable contract year. Interest credited to the fixed account cannot be negative. The segment term for the fixed account will always be one contract year, with the segment start date and segment end date falling on each contract anniversary.

The initial interest rate for the fixed account is listed on the data pages. That interest rate is guaranteed for the period of time listed as “Initial Interest Rate Guarantee Period” under the FIXED ACCOUNT provision on the schedule of allocation options. After the Initial Interest Rate Guarantee Period, we will determine the interest rate

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to be credited to the fixed account each contract anniversary and that rate will not change during that contract year. Interest rates may vary each contract year but will never be less than the “Minimum Guaranteed Interest Rate” listed under the FIXED ACCOUNT provision on the schedule of allocation options.

Fixed Account Value. On the issue date, the value of the fixed account is equal to the premium you allocate to the fixed account. On any date after the issue date, the value of the fixed account equals:

a)	the fixed account value as of the end of the previous day; plus
b)	interest credited on the current day; minus
c)	a proportional reduction for any withdrawals on the current day, calculated as shown under the WITHDRAWALS AND SURRENDERS section; minus
d)	any amounts transferred out of the fixed account on the current day.

Funds in the fixed account are s Standard Nonforfeiture Law for Individual Deferred Annuities. Therefore, the minimum amount available from the fixed account on surrender, for payment of a death benefit, or applied to a settlement option on the maturity date, will not be less than the minimum nonforfeiture amount.

INDEXED OPTIONS

Each indexed option calculates and credits interest based on changes in one or more external index. The terms of any indexed option are described in the appliable strategy endorsement. Each indexed option is a combination of a crediting strategy, index, and segment term. Multiple indexed options may be available which employ the same index-linked crediting strategy.

Multiple index segments may be established under any one indexed option. Index segments established under the same indexed option may have different caps, participation rates, or buffers, based on the segment start date. Each index segment has its own segment crediting base, which is calculated as described in the applicable strategy endorsement.

The amount allocated to any index segment must be at least $2,000. If the segment crediting base of any index segment falls below $2,000, we will transfer that segment crediting base to the fixed account at the end of the segment term.

We may discontinue an indexed option at our discretion, by giving you advance notice. In that case, the segment crediting bases allocated to any discontinued indexed option will be transferred to the fixed account unless you instruct us otherwise by providing notice.

DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO AN INDEX

If an index is discontinued, the calculation of the index is substantially changed, or we are otherwise unable to utilize the index, we may discontinue the use of that index or substitute a comparable index. Before a substitute index is used, we will notify you and any assignee of record. Any substitute index will be submitted for approval to the insurance regulatory authority of the state in which your contract is issued.

TRANSFER OF VALUES

The segment term for each allocation option is shown on the schedule of allocation options. Each segment term will begin and end on a contract anniversary. On the segment end date for any strategy segment, you may transfer the segment crediting base among the available allocation options by sending us notice of your intent to do so at least one business day before the contract anniversary on which you would like this transfer to occur. We will calculate and apply any interest credits to the segment crediting base before processing your request. If you do not elect to transfer the segment crediting base on the segment end date, then your segment crediting base will remain in the same allocation option for a new segment term. If that allocation option is not available for a subsequent segment term or if an additional segment term would extend beyond the maturity date, we will transfer your segment crediting base to the fixed account, unless you instruct otherwise by providing us notice.

When you transfer funds into an index option, we will establish a new index segment. You may not transfer funds into an existing index segment during the segment term.

CONTRACT VALUES

ADJUSTED DAILY CONTRACT VALUE

On any given date, your adjusted daily contract value is equal to the sum of the adjusted daily segment values.

ADJUSTED DAILY SEGMENT VALUES

Each strategy segment, including all index segments and the fixed account has its own adjusted daily segment value. The adjusted daily segment value of any strategy segment is determined based on the terms of the “Adjusted Daily Values” endorsement attached to your contract.

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SURRENDER VALUE

On any given date, your surrender value equals:

a)	the adjusted daily contract value; minus
b)	any withdrawal charges.

The surrender value will never be less than the minimum amount required under the laws of the state in which your contract was issued. Nonforfeiture benefits for index segment will be based on the NAIC Variable Annuity Model Regulation and for the fixed account will be based on Standard Nonforfeiture Law for Individual Deferred Annuities.

WITHDRAWALS AND SURRENDERS

WITHDRAWALS

Unless specified otherwise in this contract, including any riders or endorsements, references throughout your contract to withdrawals refer to any amount withdrawn from your contract, including partial withdrawals, free withdrawals, a surrender, payment of the death benefit, or an amount applied to a settlement option on the maturity date.

On or prior to the maturity date and prior to the death benefit becoming payable, you may request a partial withdrawal of your adjusted daily contract value by providing us notice, so long as the withdrawal does not reduce your adjusted daily contract value below the minimum adjusted contract value allowed. If you request a withdrawal which would cause your adjusted daily contract value to fall below the minimum adjusted contract value allowed, we have the right to treat your partial withdrawal request as a surrender.

We may defer payment of any withdrawal for up to six months. Making withdrawals may result in adverse tax consequences. Please consult a tax advisor. Withdrawals will reduce the amount payable as a death benefit.

IMPACT ON SEGMENT CREDITING BASE

We deduct withdrawals first from the fixed account, and then proportionally from the indexed options in which you have funds allocated until we reach the amount requested, unless you instruct otherwise. If you have multiple index segments under the same indexed option, we will begin deducting funds from the index segment with the most recent segment start date. After a withdrawal, we will reduce the adjusted daily segment value of a strategy segment by the dollar amount withdrawn from that strategy segment, including any withdrawal charges. We will then reduce the segment crediting base by the same percentage the adjusted daily segment value was reduced immediately after the withdrawal.

FREE WITHDRAWALS

Each contract year, you may withdraw up to the free withdrawal amount without incurring any withdrawal charges.

Your total free withdrawal amount available during the first contract year is equal to:

a)	your premium; multiplied by
b)	the free withdrawal percentage shown in the “Table of Free Withdrawal Percentages” on the data pages.

After the first contract year, your total free withdrawal amount available during a contract year is equal to:

a)	your adjusted daily contract value on the first day of the contract year; multiplied by
b)	the free withdrawal percentage shown in the “Table of Free Withdrawal Percentages” on the data pages.

Any unused portion of your free withdrawal amount may not be carried forward to subsequent contract years. Amounts withdrawn in excess of the free withdrawal amount will incur a withdrawal charge.

WITHDRAWAL CHARGES

Withdrawal charges may apply depending on the contract year in which you request the withdrawal and the amount of the withdrawal.

If you take a partial withdrawal during a time when withdrawal charges apply, the withdrawal charge will be equal to:

a)	the withdrawal charge percentage for the applicable contract year shown on the “Table of Withdrawal Charge Percentages” found on the data pages; multiplied by
b)	the lesser of:

1)	the requested withdrawal amount minus any remaining free withdrawal amount for the current contract year; and
2)	the current withdrawal charge base.

If you surrender your contract during a time when withdrawal charges apply, the withdrawal charge will be equal to: a) the withdrawal charge percentage for the applicable contract year shown on the “Table of Withdrawal

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Charge Percentages” found on the data pages; multiplied by

b)	the current withdrawal charge base.

A withdrawal charge will not apply to:

a)	free withdrawals;
b)	annuity payments;
c)	any amounts deducted as a fee under any applicable rider or endorsement; or
d)	payment of the death benefit.

For the purposes of determining any applicable withdrawal charges, we will deduct any withdrawal from the adjusted daily contract value in the following order:

a)	any remaining free withdrawal amount
b)	any remaining amount subject to a withdrawal charge
c)	any remaining adjusted daily contract value

Withdrawal Charge Base. Your withdrawal charge base is the total amount subject to withdrawal charges. You will not pay any withdrawal charges on amounts withdrawn in excess of the withdrawal charge base. On the issue date, your withdrawal charge base is equal to your premium. We will reduce your withdrawal charge base by the amount of any withdrawal which incurs a withdrawal charge (including the amount of the withdrawal charge). Free withdrawals do not reduce your withdrawal charge base. After any withdrawal, your new withdrawal charge base equals:

a)	the withdrawal charge base immediately prior to the withdrawal; minus
b)	the withdrawal amount subject to withdrawal charges (excluding any free withdrawal amount), including any withdrawal charges.

REQUIRED MINIMUM DISTRIBUTIONS

This section applies if your contract is subject to minimum distribution requirements under Internal Revenue Code section 401(a)(9). We calculate the required minimum distribution (RMD) amount each calendar year based solely on the value of this contract. Each calendar year, you may withdraw up to the RMD amount without incurring withdrawal charges. Any withdrawal of the RMD amount from your contract, as calculated by us, will reduce the free withdrawal amount available for that contract year. Any withdrawal of the RMD amount in excess of the free withdrawal amount will not be subject to withdrawal charges. For purposes of calculating withdrawal charges and your remaining free withdrawal amount, we will consider any withdrawals to first be in satisfaction of the RMD for that calendar year.

The RMD amount is based on the calendar year. The free withdrawal amount is based on the contract year.

SURRENDERS

On or prior to the maturity date and prior to the death benefit becoming payable, you may surrender this contract for its surrender value by sending us notice. If you surrender this contract, we will pay you the surrender value as calculated in the CONTRACT VALUES section of this contract. We may defer payment of the surrender value for up to six months. This contract will terminate on the date we pay the surrender value.

DEATH OF OWNER OR ANNUITANT

If this contract is jointly owned, the following provisions apply upon the death of the first owner.

If the owner is not a natural person, the annuitant is deemed to be the owner for purposes of these provisions and the following provisions would apply upon the death of the first annuitant.

DEATH OF OWNER BEFORE THE MATURITY DATE

If an owner dies before the maturity date, we will pay the death benefit, as described below, to the surviving joint owner. In such a case, the surviving joint owner will be deemed the beneficiary for purposes of the death benefit provisions of this contract. If there is no surviving joint owner, we will pay the death benefit to the beneficiary.

If we are notified of your death before any requested transaction is completed, we will cancel the request.

DEATH OF OWNER ON OR AFTER THE MATURITY DATE

If an owner dies on or after the maturity date, but before we have paid all guaranteed annuity payments, we will pay the remaining guaranteed annuity payments to the surviving joint owner as payee. If there is no surviving joint owner, we will make those payments to the beneficiary as payee. After an owner’s death, all annuity payment

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remaining will be distributed at least as rapidly as under the method of distribution being used as of the date of the owner’s death.

DEATH OF ANNUITANT BEFORE THE MATURITY DATE

If the annuitant is an owner, the annuitant’s death will be treated like the death of an owner.

If there is more than one annuitant, this provision applies at the death of the last surviving annuitant, provided however, if the owner is not a natural person, this provision applies at the death of the first annuitant.

If the sole annuitant is not an owner and dies before the maturity date, you will become the annuitant. If there is more than one owner, the youngest owner will become the annuitant. Provided, however, if the owner is not a natural person, the annuitant’s death will be treated as the death of an owner.

DEATH OF ANNUITANT ON OR AFTER THE MATURITY DATE

If the annuitant dies on or after the maturity date, we will pay the payee any remaining guaranteed annuity payments based on the settlement option in place at the time of the annuitant’s death.

DEATH BENEFIT

Prior to the maturity date, we will pay the death benefit upon receipt of a valid claim, as described below. After the maturity date, the death benefit is no longer available and we will make any remaining annuity payments as described under the DEATH OF OWNER OR ANNUITANT section.

VALID CLAIM

We will pay the death benefit upon receipt of a valid claim. Documentation required to satisfy the requirements of a valid claim includes all of the following:

a)	due proof of death, which may include a death certificate, court order declaring the decedent’s death, or other documentation acceptable to us;
b)	our beneficiary claim form, completed and in good order; and
c)	any other documentation we may reasonably require.

DEATH BENEFIT AMOUNT

The death benefit amount is equal to the adjusted daily contract value on the day we receive a valid claim. If more than one beneficiary is entitled to the death benefit, the death benefit amount for any one beneficiary is determined on the day we receive a valid claim for that beneficiary.

The adjusted daily contract value will remain in the same allocation options as were in place at the time of your death until the date we receive a valid claim. If more than one beneficiary is entitled to the death benefit, each beneficiary’s portion of the death benefit will remain in the same allocation options until we receive a valid claim for that beneficiary. Beneficiaries may not transfer any portion of the death benefit to other allocation options.

We will pay a fixed rate of interest on the death benefit from the date we receive a valid claim until the date of payment. Interest will accrue at the rate we have established for funds left on deposit as of the date of your death, but in no event will such rates be less than the rates required by the laws of the State in which your contract was delivered.

BENEFICIARY OPTIONS

A beneficiary may request the death benefit be paid in a manner described in this section by submitting a valid claim. Payment of any death benefit will be in a manner consistent with Section 72(s) of the Internal Revenue Code.

A beneficiary may have the death benefit paid in a single lump sum or elect to defer payment of the death benefit for up to five years from the date of your death. The entire death benefit would then be paid as a lump sum. We will pay the entire death benefit within five years after the date of your death.

If the beneficiary is a natural person, the beneficiary may elect to apply some or all of the death benefit to a settlement option described in the SETTLEMENT OPTIONS section to be distributed over such beneficiary’s lifetime or over a specified period of time not extending beyond the life expectancy of such beneficiary, provided such election is made in accordance with Section 72(s) of the Internal Revenue Code. Any portion of the death benefit not applied to a settlement option must be paid within five years after your death.

Spousal Continuation: If the sole surviving owner or sole beneficiary is your spouse, your spouse may elect to become the new owner and continue this contract under the same terms. Your spouse must elect this option by submitting a valid claim. This spousal continuation option may only be used once and is only available for owners who are natural persons.

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INTEREST ON DELAYED PAYMENT OF DEATH BENEFIT

As to each beneficiary, if we have not paid the death benefit within 31 calendar days from the latest of the following, that beneficiary’s portion of the death benefit will accrue interest at a rate of 10% annually until paid:

a)	the date we receive a valid claim;

b)	the date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate person legally entitled to the death benefit; and

c)

the date any legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to: (i) the establishment of guardianships or conservatorships; (ii) the appointment and qualification of trustees, executors, or administrators; and (iii) the submission of information required to satisfy state or federal reporting requirements.

For purposes of this section, the entire death benefit is deemed paid as to each beneficiary on the date we process that beneficiary’s instructions for receiving the death benefit.

DEATH OF A BENEFICIARY

If any beneficiary dies before the death benefit becomes payable, we will divide that beneficiary’s portion of the death benefit among the surviving beneficiaries on a pro rata basis, unless you instruct otherwise by providing us notice. If you do not name a beneficiary or if no beneficiary is alive when the death benefit becomes payable, we will pay the death benefit to the estate of the owner or annuitant whose death caused the death benefit to become payable. If a beneficiary dies after the death benefit becomes payable, we will pay that beneficiary’s portion of the death benefit to that beneficiary’s estate.

If a beneficiary dies after the death benefit becomes payable but before that beneficiary’s entire portion of the death benefit has been distributed, the remaining death benefit will be paid to that beneficiary’s estate unless that beneficiary instructs otherwise by providing notice. The remaining death benefit amount will be paid in a single lump sum payment. If the beneficiary elected to apply the death benefit to a settlement option, any remaining guaranteed annuity payments will continue according to the settlement option selected.

CONTRACT MATURITY

MATURITY DATE

If you did not choose a maturity date, the maturity date will be the “Latest Maturity Date” shown on the data pages.

You may change the maturity date by sending us notice. The change will be effective on the date we receive and accept your notice.

We are not liable for any payments we make or actions we take before we receive your notice. You may not extend the maturity date past the “Latest Maturity Date” shown on the data pages.

ANNUITY PAYMENTS

On the maturity date, we will apply the contract’s surrender value to the settlement option you selected in order to provide annuity payments to the payee. If no settlement option is selected, we will make annuity payments under the DEFAULT SETTLEMENT OPTION provision.

Annuity payments will never be less than those that would be provided by using the surrender value to purchase a single premium immediate annuity at purchase rates available at that time to the same class of annuitants.

SETTLEMENT OPTIONS

On your maturity date, you may apply your surrender value to any of the following settlement options by providing us notice. You may also choose how often you would like to receive annuity payments. We may consider other settlement options at our discretion. You may not change the settlement option or the mode of payment after the maturity date.

We reserve the right to change the payment frequency so that each annuity payment will be at least $100.

OPTION 1: INCOME FOR A SPECIFIED PERIOD

We will make annuity payments for at least five years or a greater period of time you specify. The amount of the annuity payments will be at least those shown in the “Table of Income for Specified Period Factors” found on the data pages.

OPTION 2: SINGLE LIFE INCOME

We will make annuity payments for as long as the annuitant lives. Annuity payments will cease upon the death of the annuitant. The amount of the annuity payments will be at least those shown in the “Table of Life Income” found on the data pages.

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OPTION 3: SINGLE LIFE INCOME WITH INCOME FOR A SPECIFIED PERIOD

We will make annuity payments for the period of time you specify and then for as long as the annuitant lives. If the annuitant dies during the specified period, annuity payments will cease at the end of the specified period. The amount of the annuity payments will be at least those shown in the “Table of Life Income with Specified Period Certain Factors” found on the data pages.

OPTION 4: JOINT AND SURVIVOR INCOME

We will make annuity payments for as long as either joint annuitant lives. Annuity payments will cease upon the death of the last annuitant. The amount of the annuity payments will be at least those shown in the “Table of Joint and Survivor Income Factors” found on the data pages.

OPTION 5: JOINT AND SURVIVOR INCOME WITH INCOME FOR A SPECIFIED PERIOD

We will make annuity payments for the period of time you specify and then for as long as either joint annuitant lives. If both joint annuitants die during the specified period, annuity payments will cease at the end of the specified period. The amount of the annuity payments will be at least those shown in the “Table of Joint and Survivor Income Factors” found on the data pages.

DEFAULT SETTLEMENT OPTION

If you do not choose a settlement option, we will make annuity payments for as long as the annuitant lives, but in no case less than 10 years, unless prohibited by the Internal Revenue Code.

GENERAL PROVISIONS

ENTIRE CONTRACT

This contract is a legal agreement between you and us. The entire contract is:

a)	this contract, including the data pages and schedule of allocation options;
b)	the attached application;
c)	any riders;
d)	any endorsements, including strategy endorsements; and
e)	any amendments.

All statements made in the application will, in the absence of fraud, be deemed representations and not warranties.

Only you and one of our officers may change any part of this contract or waive any of its provisions. Both must agree to the change. Any changes must be made in writing.

SEPARATE ACCOUNT

Certain assets supporting your contract are held in a non-insulated, non-unitized separate account. The separate account was established under the laws of the state of Iowa for the purpose of managing and supporting our obligations under our registered index-linked annuity contracts. Because the separate account is non-insulated, its assets are subject to the company’s general obligations and liabilities. The company owns the assets in the separate account. You do not directly participate in the performance of the assets in the separate account and you do not have any direct claim on them. The separate account is not registered under the Investment Company Act of 1940.

ANNUAL STATEMENT OF VALUES

Annually, and upon your request, we will send you a statement reflecting any activity on your contract and current values.

INCONTESTABILITY

Except in the case of fraud, when permitted by applicable state law, we will not contest this contract after it has been in force during the annuitant’s lifetime for two years from the issue date.

Any contest will be based on the attached application and the risk we assumed.

MISSTATEMENT OF AGE OR SEX

If the age or sex of any annuitant has been misstated, we will adjust the annuity payments to reflect the amount that the premium paid would have purchased at the correct age or sex. If we have already made annuity payments under a settlement option, we will:

a)	include the sum of any underpayments in the next annuity payment; or
b)	subtract the sum of any overpayments from future annuity payments until the sum of all overpayments is repaid.

Any overpayment or underpayment will include interest at an annual rate not exceeding 6%.

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If the settlement option selected would not have been available at the correct age or sex, we reserve the right to offer an alternate settlement option or, in the event an acceptable alternate settlement option is not available, terminate this contract. If we terminate this contract, we will refund the value applied to the settlement option, minus any annuity payments paid, to the payee.

NOTIFICATION OF DEATH

We must be promptly notified of the death of any owner, annuitant, or payee. Prior to making annuity payments, we may require proof that a person is living if annuity payments depend on that person being alive. We may recover any overpayments that result from the failure to promptly notify us of any such death from the person who received the payment. An overpayment is an annuity payment that would not have been paid had we known that the individual was deceased.

MINIMUM VALUES

We have filed a statement with the insurance regulatory authority of the state in which your contract is issued that shows the method we use to calculate the values and benefits of this contract. The adjusted daily contract value, surrender value, and death benefit are not less than the minimum benefits required by law in the state in which the contract is issued. Any values available under this contract are not less than the minimum benefits required by the NAIC Standard Nonforfeiture for Individual Deferred Annuities, model #805. The death benefit will be at least the amount of the surrender value.

PREMIUM TAXES

Some states impose an annuity premium tax. If we are required to pay any premium tax, we may deduct the amount of that tax from your premium at the time we receive your premium, or from your adjusted daily contract value upon the following:

a)	a withdrawal;
b)	the election of a settlement option; or
c)	the payment of the death benefit.

COMPLIANCE WITH LAW

Notwithstanding anything in this contract to the contrary, all distributions must be made in accordance with the applicable requirements of Section 72(s) of the Internal Revenue Code or Section 401(a)(9) of the Internal Revenue Code. The terms of this contract will be interpreted consistently with the requirements of Section 72(s) Internal Revenue Code or Section 401(a)(9) Internal Revenue Code, as applicable. At any time, if any provision of this contract is determined to not comply with any applicable laws regarding taxation of its benefits, such provision will be deemed to be amended to conform or comply with such law or regulation.

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EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway] [West Des Moines, Iowa 50266] [(866) 526-0995]

[www.eagle-lifeco.com]

THIS IS A SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

WITH INDEX-LINKED INTEREST OPTIONS.

WHILE CONTRACT VALUES MAY BE AFFECTED BY EXTERNAL INDICES,

THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENT. THIS

CONTRACT INCLUDES A FREE WITHDRAWAL PROVISION.

THIS IS A NON-PARTICIPATING CONTRACT. NO DIVIDENDS WILL BE PAID.

READ THIS CONTRACT CAREFULLY!

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